                                  EXHIBIT 99.1

                              FOR IMMEDIATE RELEASE

          KELLSTROM INDUSTRIES, INC. ACQUIRES AERO SUPPORT U.S.A. INC.

Sunrise, FL - September 10, 1997 -- Kellstrom Industries, Inc. [NASDAQ NMS:
KELL] today announced that it completed the acquisition of privately held Aero Support U.S.A. Inc. ("Aero Support") for approximately $13.7 million in cash plus 3-5 year warrants to purchase up to 250,000 shares of Kellstrom Common Stock at $19.00-22.00 per share. Some additional cash consideration may be paid to the sellers (all of whom will continue with Aero Support) in the form of an earn-out payable over three years based upon Aero Support's future profits. Kellstrom funded the cash portion of the purchase price from its current banking facility.

Aero Support's revenue for the six months ended June 30, 1997 was $10.1 million with pre-tax income of $1.35 million, while 1996 annual revenue was $17.3 million with pre-tax income of $1.4 million. It is anticipated that this latest Kellstrom acquisition, net of one-time acquisition expense, will be immediately accretive to Kellstrom's earnings.

Aero Support is a leading international after market reseller of para-military and helicopter jet engines and jet engine parts. Its technical and commercial teams have substantial expertise in large and medium size turbo-prop engines. Founded in 1983, Aero Support has a broad customer base that includes domestic and foreign military agencies, commercial and industrial enterprises, engine overhaul facilities and individual operators. Its main product lines are distinct from those of Kellstrom. Aero Support's primary focus is on the Allison (Rolls Royce) T56/501 engine, which powers the military's Hercules C-130 aircraft with over 17,000 engines built, and the Allison 250, with 16,000 units actively in use by 2,700 helicopter operators. During 1996 Aero Support served 495 customers worldwide from its headquarters in New York and its additional facilities in Louisiana.

Aero Support's management team is staying with the combined companies. Its founder and CEO, Zvi Bar-On is a 20 year veteran of the aerospace industry. He earned a Masters of Business Administration from NY University and Bachelor of Science in Engineering from Polytechnic University. He will become an advisor to Kellstrom, and continue to devote time and attention to the business of the combined companies. Bringing 17 years of aviation industry background is Moti Markowicz, an Aero Support shareholder and Executive Vice President. He earned a Masters of Business Administration from NY Institute of Technology. Michael Navon, Aero Support's third shareholder, has a Masters of Business Administration graduate from Baruch College. He will continue in his previous post as Vice President of Aero Support's Sales. Also joining Kellstrom are the rest of Aero Support's highly experienced sales and service personnel.

Aero Support's Recent Financial Performance (unaudited):


                          6 months                    12 months                      12 months
                           6/30/97                     12/31/96                      12/31/95
                         ($millions)                 ($millions)                    ($millions)

Revenue                        10.1                        17.3                          12.8
Cost of Goods Sold              6.4       63%              12.1           70%             9.5         74%
                      -----------------            ----------------               ---------------
Gross Profit                    3.7       37%               5.2           30%             3.3         26%

SG&A                            2.2       22%               3.6           21%             2.5         20%
                      -----------------            ----------------               ---------------
EBIT                            1.5       15%               1.6            9%             0.8          6%
Interest                        0.15       1%               0.2            1%             0.1          1%
                      =================            ================               ===============
Pre-tax Income                  1.35      13%               1.4            8%             0.7          5%



Kellstrom President & CEO, Zivi R. Nedivi stated, "We welcome the Aero Support team led by Zvi Bar-On. They are re-enforcing our commitment to quality in management. This is our second acquisition thus far this year and it adds much more than revenues and earnings. Until this addition, Kellstrom's business was focused exclusively on the large commercial jet engine industry. Kellstrom will now participate not only in the commercial helicopter engine segment, but also in the para-military aviation industry. We now address the most widely used para-military transport aircraft in the world, the Hercules C-130."

Yoav Stern, Chairman of the Board of Kellstrom added, "We are opening up completely untouched market segments and therefore expanding the growth potential of the Company. In analyzing different targets, we seldom face a situation where all variables are accretive in a very synergetic acquisition. Product lines have practically no overlaps, distribution channels are complementary, customer bases are not duplicated, and additional technical know-how is added by the new team. We believe that Aero Support's future operating results will match Kellstrom's financial formula and ratios. We hope to realize the synergistic benefits resulting from marrying the opportunities in the new markets with the quality assurance and financial capabilities of Kellstrom, as well as the obvious intrinsic overhead savings that stem from the merger."

Kellstrom is engaged in the purchasing, refurbishing (through subcontractors), leasing, marketing and reselling of commercial jet engines and jet engine parts. A leader in the industry, Kellstrom is the first to be awarded the ISO 9000 quality assurance certification. The Company has received approved supplier status by a broad customer base including major domestic and international airlines, engine parts distributors and dealers, and overhaul service facilities throughout the world.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking information are estimates by the Company's management and are subject to various risks and uncertainties that may be beyond the Company's control and may cause results to differ from management's current expectations.

                                            #### #### ####

CONTACT:                              or    KELL'S INVESTOR RELATIONS COUNSEL:
Kellstrom Industries, Inc.                  The Equity Group, Inc.
Zivi R. Nedivi, Pres. & CEO                 Linda Latman   (212) 836-9609
John S. Gleason, Exec. VP & CFO             Bob Goldstein   (212) 371-8660
  (954) 845-0427